Exhibit 99.1

NEWS RELEASE

101 East Park Blvd, Suite 1300

Plano, TX 75074

(972) 234-6400

Company & Media Contact

Julia Kramer

jkramer@intrusion.com

P: 972-301-3635

INTRUSION Inc. Makes Moves to Strengthen Sales Team

Joe Head named Senior Vice President of Sales Engineering

Plano, Texas – Jan. 25, 2021 – INTRUSION Inc. (NASDAQ: INTZ), a leading provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection services, is expanding its sales and engineering teams to support the company’s continued growth.

Joe Head, one of INTRUSION’s co-founders, has been named Senior Vice President of Sales Engineering. In this role, he will lead a team of engineers who will support the sales team’s efforts to help demonstrate the technology and value of INTRUSION’s newest cybersecurity solution, Shield™ to potential customers.

“Because of Joe’s 30+ years of technical expertise, along with his experience partnering with government entities to support their cybersecurity strategies, he is the right person to lead a team of systems engineers to further develop our solutions to address customer needs,” said Jack B. Blount, President and CEO of INTRUSION.

Head has served as a director with INTRUSION since the company was founded in 1983. Prior to that, he served as Product Marketing Manager and Marketing Engineer at Honeywell Optoelectronics. In this role, Head will oversee a team of seven systems engineers.

To further widen the reach of the sales team, Tina Carnow has been named Vice President of Sales.

“After working with Tina for just a few short months, I was impressed with her leadership and depth of knowledge. We are excited to see her accelerate the pace of our sales growth,” said Blount.

Carnow has served as INTRUSION’s Southwest Regional Director and is moving to the Vice President role with more than 20 years of experience in technology sales. Prior to INTRUSION, she successfully led sales teams for five companies and was SVP of Sales & Marketing for Adicio. She will be responsible for growing direct sales to large customers for Shield across the country.

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About INTRUSION Inc.

INTRUSION, Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection solutions. INTRUSION’s family of solutions includes Shield™, a combination of plug-n-play hardware, software, global data, and real-time Artificial Intelligence (AI) services that provide organizations with the most robust cybersecurity defense possible, TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s solutions help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, including, without limitations, statements about the performance of protections provided by our Shield products, or other statements which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward- looking statements involve a number of risks and uncertainties, including, the risk that the Company does not benefit as anticipated from these changes in our executive team. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, risks that we have detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”